UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2006
TRIDENT MICROSYSTEMS, INC.
(Exact name of registrant as specified in its charter)
0-20784
(Commission File Number)

Delaware (State or other jurisdiction of incorporation)	77-0156584 (I.R.S. Employer Identification No.)
1090 E. Arques Avenue
Sunnyvale, California 94085
(Address of principal executive offices, with zip code)
(408) 991-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
          On May 26, 2006, the Board of Directors of Trident Microsystems, Inc., a Delaware corporation (the “Company”), appointed a special committee of the Board (the “Special Committee”) to conduct an internal investigation relating to past stock options granted to employees during the 1995 to 2004 timeframe. The Special Committee is composed of two independent directors, Mr. Millard Phelps and Mr. Raymond K. Ostby, who was newly appointed to the Board of Directors, and will be assisted by independent legal counsel. On July 6, 2006, the Board determined that, for service on the Special Committee, all members will receive a one-time fee of $20,000. No additional fees are expected to be paid to the members of the Special Committee for attending meetings of the Special Committee. The fees payable to the Special Committee members are in addition to the annual fees received by such directors for their services as a member of the Company’s Board of Directors and other committees thereof.
          The compensation payable to Mr. Ostby as a result of his election to the Board of Directors and appointment to the Audit Committee of the Board is described under Item 5.02 below and incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
          On July 6, 2006, the Board of Directors of the Company elected Raymond K. Ostby to its Board of Directors as a Class I director with a term expiring at the Annual Meeting of Stockholders to be held in 2008. Mr. Ostby will also serve as a member of the Audit Committee as the audit committee financial expert, and has been appointed to the recently formed Special Committee.
          Mr. Ostby has served as Vice President and Chief Financial Officer of NextG Networks, Inc., a private emerging wireless infrastructure company, since January 24, 2005. From July 1, 2003 until January 24, 2005, Mr. Ostby was Vice President, Finance & Administration and Chief Financial Officer at Arraycomm, Inc., a provider of multi-antenna signal processing solutions, and since June 1, 1999, he has been Vice President, Finance & Administration, Chief Financial Officer and Secretary at KBC Pharma, a privately held inactive company that receives milestone payments and royalties. From September 7, 1993 until May 31, 1999, Mr. Ostby was employed as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Quickturn Design Systems, Inc., a provider of system-level verification solutions. From September 1, 1991 to September 7, 1993, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Force Computers, Inc., a computer products company. From June 1, 1985 to September 1, 1991, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Atmel Corporation, a manufacturer of semiconductor products. Mr. Ostby holds a B.A. and M.B.A. from University of Montana, and Ph.D. coursework in Quantitative Analysis from UC Berkeley
          As a member of the Board of Directors, Mr. Ostby will receive $20,000 per year as an annual retainer and reimbursement of certain expenses in connection with attendance at Board meetings and Committee meetings. In addition, he will receive $1,500 for each Board meeting attended in person, $1,000 for each Committee meeting attended in person, and $500 for each Board or Committee meeting attended by phone. In addition, as a member of the Special Committee, Mr. Ostby will receive a retainer of $20,000.
          The Board has granted to Mr. Ostby an option to purchase 50,000 shares of common stock at a price of $16.34 per share, the closing sale price of our common stock reported on the Nasdaq National Market on July 6, 2006, the date of grant. This option was granted under our 2002 Stock Option Plan, has a term of ten years and becomes exercisable in three annual installments, subject to Mr. Ostby’ continued Board service.
          A copy of the press release announcing this appointment is attached hereto as Exhibit 99.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
          In connection with the election of Mr. Ostby to the Board of Directors as described in Item 5.02 above, the Board of Directors has fixed the number of directors of the Company at six, pursuant to the terms of Article II, Section 1, effective July 6, 2006.
Item 9.01 Financial Statements and Exhibits.
          (c)      Exhibits.

Exhibit	Description

99.1	Press Release dated July 10, 2006 announcing election of new director.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 10, 2006
TRIDENT MICROSYSTEMS, INC.

/s/ Frank C. Lin
Frank C. Lin
President, Chief Executive Officer
and Chairman of the Board
(Principal Executive Officer)

/s/ John S. Edmunds
John S. Edmunds
Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	Press Release dated July 10, 2006 announcing election of new director.